Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Vical Incorporated for the registration of up to $40,000,000 in aggregate principal of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated March 15, 2018, with respect to the financial statements of Vical Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

San Diego, California

May 25, 2018